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                                                                      EXHIBIT 21

                            MICROTOUCH SYSTEMS, INC.
                         SUBSIDIARIES OF THE REGISTRANT



NAME                                           JURISDICTION

MicroTouch Systems, Ltd.                       United Kingdom of Britain
MicroTouch Systems, Pty., Ltd.                 Australia
MicroTouch Systems, KK                         Japan
MicroTouch Systems, SARL                       France
MicroTouch Systems, GMBH                       Germany
MicroTouch Systems, SRL                        Italy
MicroTouch Resistive Products, Inc.            Texas, U.S.A.
MicroTouch Investments, Inc.                   Massachusetts, U.S.A.
MicroTouch FSC                                 Saipan